Exhibit 99.1

Bruker Corporation Appoints Charles F. Wagner, Jr. as Executive Vice President and New Chief Financial Officer

BILLERICA, Massachusetts, June 7, 2012 (BUSINESS WIRE) - Bruker Corporation (NASDAQ: BRKR) today announced the appointment of Charles F. Wagner, Jr. as its Executive Vice President (EVP) and new Chief Financial Officer (CFO), effective on or about June 30, 2012.  William J. Knight, the Company’s current CFO, will continue to serve as a member of the Company’s senior management team and will work with Mr. Wagner to ensure a smooth transition of his responsibilities as CFO.

Frank Laukien, Bruker’s President and Chief Executive Officer, stated: “Since joining us in 2010, Charlie has made significant contributions as a member of our board of directors and of our audit committee. We believe that he will be an excellent addition to the Company’s executive leadership team, and his prior experience as a member of our Board and as a public company CFO will further enhance and broaden the strength of our finance organization.  Charlie will also strongly contribute to our operational excellence initiative, as well as to our corporate development and strategy evolution.  I am delighted that Charlie has agreed to move from service on the Board to becoming our next CFO, and I am confident that he has the experience and initiative to become a major driver of our strategy to pursue market leadership, profitable growth and high returns on invested capital.”

Dr. Laukien added: “Over the past eight years, serving at times as Bruker’s CFO and as Chief Operating Officer, Bill Knight has very significantly contributed to our commercial and financial success.  During Bill’s tenure as CFO or COO, Bruker Corporation has grown from about $300 million to over $1.6 billion in annual revenue, with fast organic growth and the acquisitions of the previously privately held Bruker Optics and Bruker BioSpin divisions.  During the same time period, the Bruker Scientific Instruments segment has greatly expanded its gross and operating margins, while maintaining a conservative balance sheet and greater than 20% RoIC in our last fiscal year 2011.  We appreciate Bill’s many contributions to Bruker, and we are looking forward to his continued success as a senior Bruker manager.”

Mr. Wagner commented: “Bruker is an outstanding company that I have come to know well over the last two years.  I am pleased to be joining the company as CFO, and working with the management team to drive execution of the company’s strategies.  With emphasis on growth and on expanding margins, the company is well positioned to create further shareholder value in coming years.”

Since August 2010, Mr. Wagner has been a member of the Company’s Board of Directors and a member of the Audit Committee of the Board, roles that he stepped down from effective June 4, 2012.  Chris van Ingen, an independent director of the Company, has been elected to serve on the Audit Committee as of June 4, 2012.

Mr. Wagner brings over twenty years of financial and management experience to his new role as Bruker’s EVP and CFO, including experience as the CFO of two publicly traded companies and expertise in financial analysis, and strategic planning and development. He most recently served as Executive Vice President of Finance and Administration and CFO of Progress Software Corporation, a provider of enterprise software located in Bedford, Massachusetts, from November 2010 to March 2012.  Prior to joining Progress Software, Mr. Wagner served as Vice President and CFO of Millipore Corporation, a global provider of products and services in the life science tools market, from 2007 until July 2010, when Millipore was acquired by Merck KGaA. Mr. Wagner joined Millipore in 2002 and from 2003 to 2007 served as Vice President, Strategy and Corporate Development. From 1997 to 2002, he served in various roles at Bain & Company after having served as Manager, Accounting Analysis, at Millipore from 1995 to 1996 and as Manager at Coopers & Lybrand from 1990 to 1995. Mr. Wagner holds a B.S. from Boston College and a M.B.A. from Harvard Business School.

CAUTIONARY STATEMENT OF BRUKER CORPORATION

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, risks and uncertainties relating to the delayed start date of Mr. Wagner’s employment and other factors identified and described in our filings with the SEC, including, without limitation, our annual report on Form 10-K for the year ended December 31, 2011, our most recent quarterly reports on Form 10-Q and our current reports on Form 8-K. We expressly disclaim any intent or obligation to update these forward-looking statements other than as required by law.

ABOUT BRUKER CORPORATION

For more information about Bruker Corporation, please visit www.bruker.com.

FOR FURTHER INFORMATION:	Stacey Desrochers,
Director of Investor Relations
Tel: +1 (978) 663-3660, ext. 1115
Email: stacey.desrochers@bruker.com